Exhibit 10.1

SUPPORT SERVICES AGREEMENT

This SUPPORT SERVICES AGREEMENT (this “Agreement”) dated as of August 10, 2012 (the “Effective Date”), is entered by and between OCWEN MORTGAGE SERVICING, INC., a United States Virgin Islands corporation (together with its parent and subsidiaries “OCWEN”) and ALTISOURCE SOLUTIONS S.à r.l., a limited liability company organized under the laws of the Grand Duchy of Luxembourg (together with its parent and subsidiaries “ALTISOURCE”). Each of ALTISOURCE and OCWEN may be referred to individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, OCWEN desires to engage ALTISOURCE to provide various Services and/or Additional Services (as both are defined herein) to OCWEN pursuant to the terms and conditions set forth herein, and ALTISOURCE desires to provide such Services and/or Additional Services to OCWEN; and

WHEREAS, ALTISOURCE desires to engage OCWEN to provide various Services and/or Additional Services to ALTISOURCE pursuant to the terms and conditions set forth herein, and OCWEN desires to provide such Services and/or Additional Services to ALTISOURCE.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties agree as follows:

1.          Definitions.

For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding, or investigation by or before any Governmental Authority or any federal, state, local, foreign, or international arbitration or mediation tribunal.

“Agreement” means this Support Services Agreement, including the Schedules hereto and any SOWs entered into pursuant to Section 2(b).

“ALTISOURCE-Provided Services” means the services set forth on Schedule II and the SOWs related thereto.

“Fully Allocated Cost” means, with respect to provision of a Service or an Additional Service, the all-in cost of the Providing Party’s provision of such Service or Additional Service, including a share of direct charges of the function providing such Service or Additional Service, and including allocable amounts to reflect compensation and benefits, technology expenses, occupancy and equipment expense, and third-party payments incurred in connection with the provision of such Service or Additional Service, but shall not include any taxes payable as a result of performance of such Service or Additional Service.

“Governmental Authority” shall mean any federal, state, local, foreign, or international court, government, department, commission, board, bureau, agency, official, or other legislative, judicial, regulatory, administrative, or governmental authority.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic, or other tangible or intangible forms; stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, algorithms, computer programs or other software; marketing plans; customer names; communications by or to attorneys (including attorney-client privileged communications); memos and other materials prepared by attorneys or under their direction (including attorney work product); and other technical, financial, employee, or business information or data.

“Intellectual Property” means all domestic and foreign patents, copyrights, trade names, domain names, trademarks, service marks, registrations, and applications for any of the foregoing; databases; mask works; Information; inventions (whether or not patentable or patented); processes;, know-how; procedures; computer applications; programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation, manuals, and instructions; other proprietary information; and licenses from third parties granting the right to use any of the foregoing.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity, or any Governmental Authority.

“OCWEN-Provided Services” means the services set forth on Schedule I and the SOWs related thereto.

“Providing Party” means a party in its capacity of providing a Service or Additional Service hereunder.

“Receiving Party” means a party in its capacity of receiving a Service or Additional Service hereunder.

“Services,” or each individually a “Service,” means, as the context requires, the OCWEN-Provided Services and the ALTISOURCE-Provided Services, collectively, or either of the OCWEN-Provided Services or the ALTISOURCE-Provided Services individually.

“SOWs,” or each individually an “SOW,” means a statement of work entered into between the parties on an as-needed basis to describe a particular service that is not covered specifically in a schedule hereto, but has been agreed to be provided pursuant to the terms of this Agreement except as otherwise set forth in such SOW.

“Term” means, collectively, the Initial Term and any Renewal Term hereof.

2.          Provision of Services.

(a)        Generally. Subject to the terms and conditions of this Agreement, (i) OCWEN shall provide, or cause to be provided, to ALTISOURCE, solely for the benefit of ALTISOURCE in the ordinary course of business, the OCWEN-Provided Services, and (ii) ALTISOURCE shall provide, or cause to be provided, to OCWEN, solely for the benefit of OCWEN in the ordinary course of business, the ALTISOURCE-Provided Services, in each case commencing on the Effective Date and continuing for the Term hereof (the “Service Period”), unless such period is earlier terminated in accordance with Section 5.

(b)        Additional Services. In addition to the services provided as set forth on Schedule I and Schedule II, from time to time during the term of this Agreement the parties shall have the right to enter into SOWs to set forth the terms of any related or additional services to be performed hereunder (“Additional Services,” or each individually, an “Additional Service”). Any SOW shall be agreed to by each party, shall be in writing and shall contain: (i) the identity of each of the Providing Party and the Receiving Party; (ii) a description of the Additional Services to be performed thereunder; (iii) the applicable performance standard for the provision of such Additional Services, if different from the Performance Standard; (iv) the amount, schedule, and method of compensation for provision of such Additional Services, which shall reflect the Fully Allocated Cost of such Additional Services; and may contain: (i) the Receiving Party’s standard operating procedures for receipt of services similar to such Additional Services, including operations, compliance requirements and related training schedules; (ii) information technology support requirements of the Receiving Party with respect to such Additional Services; and (iii) training and support commitments with respect to such Additional Services. For the avoidance of doubt, the terms and conditions of this Agreement shall apply to any SOW.

(c)        The Services and the Additional Services shall be performed on business days during hours that constitute regular business hours for each of OCWEN and ALTISOURCE, unless otherwise agreed. No Receiving Party shall resell, subcontract, license, sublicense, or otherwise transfer any of the Services and/or Additional Services to any Person whatsoever or permit use of any of the Services and/or Additional Services by any Person other than by the Receiving Party directly in connection with the conduct of the Receiving Party’s respective business in the ordinary course of business.

(d)        Notwithstanding anything to the contrary in this Section 2 (but subject to the second succeeding sentence), and unless agreed separately by the Parties, the Providing Party shall have the exclusive right to select, employ, pay, supervise, administer, direct, and discharge any of its employees who will perform the Services and/or Additional Services. The Providing Party shall be responsible for paying such employees’ compensation and providing to such employees any benefits. With respect to each Service and/or Additional Service, the Providing Party shall use commercially reasonable efforts to have qualified individuals participate in the provision of such Service and/or Additional Service; provided, however, that (i) the Providing Party shall not be obligated to have any individual participate in the provision of any Service and/or Additional Service if the Providing Party determines that such participation would adversely affect the Providing Party; and (ii) the Providing Party shall not be required to continue to employ any particular individual during the applicable Service Period.

(e)        The Providing Party may engage third-party contractors, at a reasonable cost, to perform any of the Services and/or Additional Services, to provide professional services related to any of the Services and/or Additional Services, or to provide any secretarial, administrative, telephone, e-mail, or other services necessary or ancillary to the Services (all of which may be contracted for separately by the Providing Party on behalf of the Receiving Party). The Providing Party shall use reasonable commercial efforts to give notice to the Receiving Party, reasonably in advance of the commencement of such Services and/or Additional Services to be so provided by such contractors, of the identity of such contractors, each Service and/or Additional Service to be provided by such contractors, and a good faith estimate of the cost (or formula for determining the cost) of the Services and/or Additional Services to be so provided by such contractors. The Receiving Party may, in its sole discretion, decline to accept any such Services or Additional Services to be provided by any such contractors by giving prompt written notice to the Providing Party; provided that, if the Receiving Party so declines any Service or Additional Service from any such contractors, then thereafter, notwithstanding anything in this Agreement to the contrary, the Providing Party shall be excused from any obligation to provide such Service or Additional Service.

3.          Standards of Performance.

(a)        The Providing Party shall use commercially reasonable efforts to provide, or cause to be provided, to the Receiving Party, each Service and/or Additional Service in a manner generally consistent with the manner and level of care with which such Service and/or Additional Service is performed by the Providing Party on its own behalf (the “Performance Standard”), unless otherwise specified in this Agreement. Notwithstanding the foregoing, no Providing Party shall have any obligation hereunder to provide to any Receiving Party (i) any improvements, upgrades, updates, substitutions, modifications, or enhancements to any of the Services and/or Additional Services unless otherwise specified in Schedule I or Schedule II , as applicable, or (ii) any Service and/or Additional Services to the extent that the need for such Service and/or Additional Services arises, directly or indirectly, from the acquisition by the Receiving Party, outside the ordinary course of business, of any assets of, or any equity interest in, any Person. The Receiving Party acknowledges and agrees that the Providing Party may be providing services similar to the Services and/or Additional Services provided hereunder and/or services that involve the same resources as those used to provide the Services and/or Additional Services to itself as well as other third parties, and, accordingly, the Providing Party reserves the right to modify any of the Services and/or Additional Services or the manner in which any of the Services and/or Additional Services are provided in the ordinary course of business; provided, however, that no such modification shall materially diminish the Services and/or Additional Services or have a materially adverse effect on the business of the Receiving Party.

(b)        The Providing Party will use commercially reasonable efforts not to establish priorities, as between the Providing Party, on the one hand, and the Receiving Party, on the other hand, as to the provision of any Service and/or Additional Services, and will use commercially reasonable efforts to provide the Services and/or Additional Services within a time frame so as not to materially disrupt the business of the Receiving Party. Notwithstanding the foregoing, the Receiving Party acknowledges and agrees that the Providing Party shall have the right to establish reasonable priorities as between the Providing Party, on the one hand, and the Receiving Party, on the other hand, as to the provision of any Services and/or Additional Services if the Providing Party determines that such priorities are necessary to avoid any adverse effect to the Providing Party. If any such priorities are established, the Providing Party shall advise the Receiving Party as soon as possible of any Services and/or Additional Services that will be delayed as a result of such prioritization, and will use commercially reasonable efforts to minimize the duration and impact of such delays.

4.          Fees, Invoicing and Payment.

(a)        As compensation for particular Services or Additional Services, the Receiving Party agrees to pay to the Providing Party the Fully Allocated Cost of providing the Services and/or Additional Services in accordance with this Agreement or such other compensation amount or methodology as specified in the related SOW.

(b)        The Providing Party shall submit statements of account to the Receiving Party on a monthly basis with respect to all amounts payable by the Receiving Party to the Providing Party hereunder (the “Invoiced Amount”), setting out the Services and/or Additional Services provided, and the amount billed to the Receiving Party as a result of providing such Services and/or Additional Services (together with, in arrears, any Commingled Invoice Statement (as defined below) and any other invoices for Services and/or Additional Services provided by third parties, in each case setting out the Services and/or Additional Services provided by the applicable third parties). The Receiving Party shall pay the Invoiced Amount to the Providing Party by wire transfer of immediately available funds to an account or accounts specified by the Providing Party, or in such other manner as specified by the Providing Party in writing, or otherwise reasonably agreed to by the Parties, within thirty (30) days of the date of delivery to the Receiving Party of the applicable statement of account; provided, that in the event of any dispute as to an Invoiced Amount, the Receiving Party shall pay the undisputed portion, if any, of such Invoiced Amount in accordance with the foregoing, and shall pay the remaining amount, if any, promptly upon resolution of such dispute.

(c)        The Providing Party may cause any third party to which amounts are payable by or for the account of the Receiving Party in connection with Services and/or Additional Services to issue a separate invoice to the Receiving Party for such amounts. The Receiving Party shall pay or cause to be paid any such separate third party invoice in accordance with the payment terms thereof. Any third party invoices that aggregate Services and/or Additional Services for the benefit of the Receiving Party, on the one hand, with services not for the benefit of Receiving Party, on the other hand (each, a “Commingled Invoice”) shall be separated by the Providing Party. The Providing Party shall prepare a statement indicating that portion of the invoiced amount of such Commingled Invoice that is attributable to Services and/or Additional Services rendered for the benefit of Receiving Party (the “Commingled Invoice Statement”). The Providing Party shall deliver such Commingled Invoice Statement and a copy of the Commingled Invoice to the Receiving Party. The Receiving Party shall, within thirty (30) days after the date of delivery to the Receiving Party of such Commingled Invoice Statement, pay, or cause to be paid, the amount set forth on such Commingled Invoice Statement to the third party, and shall deliver evidence of such payment to the Providing Party. The Providing Party shall not be required to use its own funds for payments to any third party providing any of the Services and/or Additional Services, or to satisfy any payment obligation of the Receiving Party to any third party provider; provided, however, that in the event the Providing Party does use its own funds for any such payments to any third party, the Receiving Party shall reimburse the Providing Party for such payments as invoiced by the Providing Party within thirty (30) days following the date of delivery of such invoice from the Providing Party.

(d)        The Providing Party may, in its discretion and without any liability, suspend any performance under this Agreement upon failure of the Receiving Party to make timely any payments required under this Agreement beyond the applicable cure date specified in Section 5(b)(8) of this Agreement.

(e)        In the event the Receiving Party does not make any payment required under the provisions of this Agreement to the Providing Party when due in accordance with the terms hereof, the Providing Party may, at its option, charge the Receiving Party interest on the unpaid amount at the rate of 2% per annum above the prime rate charged by JPMorgan Chase Bank, N.A. (or its successor). In addition, the Receiving Party shall reimburse the Providing Party for all costs of collection of overdue amounts, including any reimbursement required under Section 4(c) and any reasonable attorneys’ fees.

(f)        The Receiving Party acknowledges and agrees that it shall be responsible for any interest or other amounts with respect to any portion of any Commingled Invoice that the Receiving Party is required to pay pursuant to any Commingled Invoice Statement.

5.          Term; Termination.

(a)        Initial Term. The initial term of this Agreement shall commence on the Effective Date and shall continue in full force and effect subject to Section 5(c) hereof until the date that is five (5) years from the Effective Date (the “Initial Term”), or the earlier date upon which this Agreement has been otherwise terminated in accordance with Section 5(c) hereof.

(b)        Renewal Term. This Agreement will automatically renew for successive terms of one (1) year (each, a “Renewal Term”) unless either Party decides that it does not wish to renew this Agreement or any particular Service or Additional Services set forth on an SOW hereunder before the expiration of the Initial Term or any Renewal Term, as applicable, by notifying the other Party in writing at least six (6) months before the completion of the Initial Term or Renewal Term, as applicable.

(c)        Termination. During the term of this Agreement, this Agreement (or, with respect to items (1), (3), (4), (5), (7), and (8) below, the particular SOW only) may be terminated:

(1)        by a Receiving Party, if the Receiving Party is prohibited by law from receiving such Services and/or Additional Services from the Providing Party;

(2)        by a Receiving Party, in the event of a material breach of any covenant, representation, or warranty contained herein, or otherwise directly relating to or affecting the Services and/or Additional Services to be provided hereunder, of the Providing Party that cannot be or has not been cured by the 30th day from the Receiving Party’s giving written notice of such breach to the Providing Party, and to the extent that the Providing Party is not working diligently to cure such breach;

(3)        by a Receiving Party, if the Providing Party fails to comply with all applicable regulations to which the Providing Party is subject directly relating to or affecting the Services and/or Additional Services to be performed hereunder, which failure cannot be or has not been cured by the 30th day from the Receiving Party’s giving written notice of such failure to the Providing Party and to the extent that Providing Party is not working diligently to cure such breach;

(4)        by a Receiving Party, if the Providing Party providing Services and/or Additional Services hereunder is cited by a Governmental Authority for materially violating any law governing the performance of a Service and/or Additional Service, which violation cannot be or has not been cured by the 30th day from the Receiving Party’s giving written notice of such citation to the Providing Party and to the extent that the Providing Party is not working diligently to cure such breach;

(5)        by a Receiving Party, if the Providing Party fails to meet any Performance Standard for a period of three consecutive months, which failure cannot be or has not been cured by the 30th day from the Receiving Party’s giving written notice of such failure to the Providing Party and to the extent that the Providing Party is not working diligently to cure such breach;

(6)        by either party, if the other party: (A) becomes insolvent; (B) files a petition in bankruptcy or insolvency, is adjudicated bankrupt or insolvent or files any petition or answer seeking reorganization, readjustment, or arrangement of its business under any law relating to bankruptcy or insolvency, or if a receiver, trustee or liquidator is appointed for any of the property of the other party and within sixty (60) days thereof such party fails to secure a dismissal thereof; or (C) makes any assignment for the benefit of creditors;

(7)        by a Receiving Party, in the event of any material infringement of such Receiving Party’s Intellectual Property by the Providing Party, which infringement cannot be or has not been cured by the 30th day from the Receiving Party’s giving of written notice of such event to the Providing Party;

(8)        by a Providing Party, if the Receiving Party fails to make any payment for any portion of Services, the payment of which is not being disputed in good faith by the Receiving Party, which payment remains unmade by the 30th day from the Providing Party’s giving of written notice of such failure to the Receiving Party; and

(9)        by a Receiving Party, upon sixty (60) days prior notice to the Providing Party, if the Receiving Party has determined to perform the respective Service and/or Additional Services on its own behalf.

(d)        Upon the early termination of any Service and/or Additional Service pursuant to Section 5(b)(9), or upon the expiration of the applicable Service Period, following the effective time of the termination, the Providing Party shall no longer be obligated to provide such Service; provided, that the Receiving Party shall be obligated to reimburse the Providing Party for any reasonable out-of-pocket expenses or costs attributable to such termination.

(e)        No termination, cancellation, or expiration of this Agreement shall prejudice the right of either Party hereto to recover any payment due at the time of termination, cancellation, or expiration (or any payment accruing as a result thereof), nor shall it prejudice any cause of action or claim of either Party hereto accrued or to accrue by reason of any breach or default by the other Party hereto.

(f)        Notwithstanding any provision herein to the contrary, Sections 4, 8, 9, and 10 through 17 of this Agreement shall survive the termination of this Agreement.

6.          Intellectual Property. The Receiving Party grants to the Providing Party a limited, non-exclusive, fully paid-up, nontransferable, and revocable license, without the right to sublicense, for the term of this Agreement to use all intellectual property owned by or, to the extent permitted by the applicable license, licensed to the Receiving Party solely to the extent necessary for the Providing Party to perform its obligations hereunder.

7.          Cooperation; Access.

(a)        The Receiving Party shall permit the Providing Party and its employees and representatives access, on business days during hours that constitute regular business hours for the Receiving Party and upon reasonable prior request, to the premises of the Receiving Party, and such data, books, records, and personnel designated by the Receiving Party as involved in receiving or overseeing the Services and/or Additional Services as the Providing Party may reasonably request for the purposes of providing the Services and/or Additional Services. The Providing Party shall provide the Receiving Party, upon reasonable prior written notice, such documentation relating to the provision of the Services and/or Additional Services as the Receiving Party may reasonably request for the purposes of confirming any Invoiced Amount or other amount payable pursuant to any Commingled Invoice Statement or otherwise pursuant to this Agreement. Any documentation so provided to the Providing Party pursuant to this Section will be subject to the confidentiality obligations set forth in Section 8 of this Agreement.

(b)        Each Party hereto shall designate a relationship manager (each, a “Relationship Executive”) to report and discuss issues with respect to the provision of the Services and/or Additional Services and successor relationship executives in the event that a designated Relationship Executive is not available to perform such role hereunder. The initial Relationship Executive designated by OCWEN shall be Ronald M. Faris and the initial Relationship Executive designated by ALTISOURCE shall be William B. Shepro. Either Party may replace its Relationship Executive at any time by providing written notice thereof to the other Party hereto.

8.          Confidentiality.

(a)        Subject to Section 8(c) below, each of OCWEN and ALTISOURCE, agrees to hold, and to cause its directors, officers, employees, agents, accountants, counsel and other advisors, and representatives to hold, in strict confidence, with at least the same degree of care that applies to confidential and proprietary Information of the Parties pursuant to policies in effect as of the Effective Date, all Information concerning the other Party that is either in its possession (including Information in its possession prior to the Effective Date) or furnished by the other Party or its directors, officers, employees, agents, accountants, counsel and other advisors, and representatives at any time pursuant to this Agreement, or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder; except, in each case, to the extent that such Information has been: (i) in the public domain through no fault of such Party or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors, and representatives; (ii) later lawfully acquired from other sources by such Party, which sources are not known by such Party to be themselves bound by a confidentiality obligation; or (iii) independently generated without reference to any proprietary or confidential Information of the other Party.

(b)        Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information (excluding Information described in clauses (i), (ii), and (iii) of Section 8(a) above, to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors, and representatives who need to know such information (who shall be advised of their obligations hereunder with respect to such information), except in compliance with Section 8(c). Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement, each Party will promptly, after request of the other Party, either return the Information to the other Party in a tangible form (including all copies thereof and all notes, extracts, or summaries based thereon), or certify to the other Party that any Information not returned in a tangible form (including any such Information that exists in an electronic form) has been destroyed (and such copies thereof and such notes, extracts, or summaries based thereon).

(c)        Protective Arrangements. In the event that either Party determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party that is subject to the confidentiality provisions hereof, such Party shall, to the extent permitted by law, notify the other Party as soon as is practicable prior to disclosing or providing such Information and shall cooperate, at the expense of the requesting Party, in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

9.          Dispute Resolution.

(a)        Disputes. Subject to Section 17(g), the procedures for discussion, negotiation and mediation set forth in this Section 9 shall apply to all disputes, controversies, or claims (whether arising in contract, tort, or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement.

(b)        Escalation; Mediation.

(i)        It is the intent of the Parties to use reasonable efforts to resolve expeditiously any dispute, controversy, or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, a Party involved in a dispute, controversy, or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the Parties at a senior level of management (or if the Parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of the party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location, or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use reasonable efforts to meet within thirty (30) days of the Escalation Notice.

(ii)       If the Parties are not able to resolve the dispute, controversy, or claim through the escalation process referred to above, then the matter shall be referred to mediation. The Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties or be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties. Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any Action by either Party against the other Party.

(iii)       In the event that any resolution of any dispute, controversy or claim pursuant to the procedures set forth in Section 9(b)(i) or (ii) in any way affects an agreement or arrangement between either of the Parties and a third party insurance carrier, the consent of such third party insurance carrier to such resolution, to the extent such consent is required, shall be obtained before such resolution can take effect.

(c)        Court Actions.

(i)        In the event that either Party, after complying with the provisions set forth in Section 9(b), desires to commence an Action, such Party may submit the dispute, controversy, or claim (or such series of related disputes, controversies, or claims) to any court of competent jurisdiction.

(ii)        Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 9 with respect to all matters not subject to such dispute, controversy or claim.

10.         Warranties; Limitation of Liability; Indemnity.

(a)         Other than the statements expressly made by the Providing Party in this Agreement, the Providing Party makes no representation or warranty, express or implied, with respect to the Services and/or Additional Services and, except as provided in Subsection (b) of this Section 11, the Receiving Party hereby waives, releases, and renounces all other representations, warranties, obligations, and liabilities of the Providing Party, and any other rights, claims, and remedies of the Receiving Party against the Providing Party, express or implied, arising by law or otherwise, with respect to any nonconformance, error, omission, or defect in any of the Services and/or Additional Services, including (i) any implied warranty of merchantability or fitness for a particular purpose, (ii) any implied warranty of non-infringement or arising from course of performance, course of dealing, or usage of trade, and (iii) any obligation, liability, right, claim, or remedy in tort, whether or not arising from the negligence of the Providing Party.

(b)         Neither the Providing Party nor any of its respective officers, directors, employees, agents, attorneys-in-fact, contractors, or other representatives shall be liable for any action taken or omitted by the Providing Party or such Person under or in connection with this Agreement, except that the Providing Party shall be liable for direct damages or losses incurred by the Receiving Party arising out of the gross negligence or willful misconduct of the Providing Party or any of its respective officers, directors, employees, agents, attorneys-in-fact, contractors, or other representatives in the performance or nonperformance of the Services and/or Additional Services.

(c)         In no event shall the aggregate amount of all such damages or losses for which the Providing Party may be liable under this Agreement exceed the aggregate total sum received by the Providing Party for the Services and/or Additional Services; provided, that no such cap shall apply to liability for damages or losses arising from or relating to breaches of Section 8 (relating to confidentiality), infringement of Intellectual Property, or fraud or criminal acts. Except as provided in Subsection (b) of this Section 10, neither the Providing Party nor any of its respective officers, directors, employees, agents, attorneys-in-fact, contractors, or other representatives shall be liable for any action taken or omitted by, or the negligence, gross negligence, or willful misconduct of, any third party.

(d)         Notwithstanding anything to the contrary herein, neither the Providing Party nor any of its respective officers, directors, employees, agents, attorneys-in-fact, contractors, or other representatives shall be liable for damages or losses incurred by the Receiving Party for any action taken or omitted by the Providing Party or such other Person under or in connection with this Agreement to the extent such action or omission arises from actions taken or omitted by, or the negligence, gross negligence, or willful misconduct of, the Receiving Party.

(e)         No Party hereto or any of its respective officers, directors, employees, agents, attorneys-in-fact, contractors, or other representatives shall in any event have any obligation or liability to the other Party hereto or any such other Person whether arising in contract (including warranty), tort (including active, passive, or imputed negligence), or otherwise for consequential, incidental, indirect, special, or punitive damages, whether foreseeable or not, arising out of the performance of the Services and/or Additional Services or this Agreement, including any loss of revenue or profits, even if a Party hereto has been notified about the possibility of such damages; provided, however, that the provisions of this Subsection (e) shall not limit the indemnification obligations hereunder of either Party hereto with respect to any liability that the other Party hereto may have to any third party not affiliated with the Providing Party or the Receiving Party for any incidental, consequential, indirect, special, or punitive damages.

(f)         The Receiving Party shall indemnify and hold the Providing Party and any of its respective officers, directors, employees, agents, attorneys-in-fact, contractors, or other representatives harmless from and against any and all damages, claims, or losses that the Providing Party or any such other Person may at any time suffer or incur, or become subject to, as a result of, or in connection with, this Agreement or the Services and/or Additional Services provided hereunder; except those damages, claims, or losses incurred by the Providing Party or such other Person arising out of the gross negligence or willful misconduct by the Providing Party or such other Person.

(g)         Neither Party hereto may bring an action against the other under this Agreement (whether for breach of contract, negligence, or otherwise) more than six (6) months after that Party becomes aware of the cause of action, claim, or event giving rise to the cause of action or claim or one year after the termination of this Agreement, whichever is shorter.

11.         Taxes. Each Party hereto shall be responsible for the cost of any sales, use, privilege, and other transfer or similar taxes imposed upon that Party as a result of the Services and/or Additional Services contemplated hereby. Any amounts payable under this Agreement are exclusive of any goods and services taxes, value added taxes, sales taxes, or similar taxes (“Sales Taxes”) now or hereinafter imposed on the performance or delivery of Services and/or Additional Services, and an amount equal to such taxes so chargeable shall, subject to receipt of a valid receipt or invoice as required below in this Section 11, be paid by the Receiving Party to the Providing Party in addition to the amounts otherwise payable under this Agreement. In each case where an amount in respect of Sales Tax is payable by the Receiving Party in respect of a Service and/or Additional Service provided by the Providing Party, the Providing Party shall furnish in a timely manner a valid Sales Tax receipt or invoice to the Receiving Party in the form and manner required by applicable law to allow the Receiving Party to recover such tax to the extent allowable under such law. Additionally, if the Providing Party is required to pay ‘gross-up’ on withholding taxes with respect to provision of the Services and/or Additional Services, such taxes shall be billed separately as provided above and shall be owing and payable by the Receiving Party. Any applicable property taxes resulting from provision of the Services and/or Additional Services shall be payable by the Party owing or leasing the asset subject to such tax.

12.         Public Announcements. No Party to this Agreement shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party hereto unless otherwise required by law, in which case the Party making the press release, public announcement, or communication shall give the other Party reasonable opportunity to review and comment on such and the Parties shall cooperate as to the timing and contents of any such press release, public announcement, or communication.

13.         Assignment. This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and permitted assigns. No Party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party hereto; provided, however, that either Party may assign this Agreement without the consent of the other Party to any third party that acquires, by any means, including by merger or consolidation, all or substantially all the stock or consolidated assets of such Party. Any purported assignment in violation of this Section 13 shall be void and shall constitute a material breach of this Agreement.

14.         Relationship of the Parties. The Parties hereto are independent contractors and none of the Parties hereto is an employee, partner, or joint venturer of the other. Under no circumstances shall any of the employees of a Party hereto be deemed to be employees of the other Party hereto for any purpose. Except as expressly provided in Section 4(c), none of the Parties hereto shall have the right to bind the others to any agreement with a third party or to represent itself as a partner or joint venturer of the other by reason of this Agreement.

15.         Force Majeure. Neither Party hereto shall be in default of this Agreement by reason of its delay in the performance of, or failure to perform, any of its obligations hereunder if such delay or failure is caused by strikes, acts of God, acts of the public enemy, acts of terrorism, riots, or other events that arise from circumstances beyond the reasonable control of that Party. During the pendency of such intervening event, each of the Parties hereto shall take all reasonable steps to fulfill its obligations hereunder by other means and, in any event, shall upon termination of such intervening event, promptly resume its obligations under this Agreement.

16.         Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT, AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

17.         Miscellaneous.

(a)         Counterparts; Entire Agreement; Corporate Power.

(1)           This Agreement may be executed in one or more counterparts, including by facsimile or by e-mail delivery of a “.pdf” format data file, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto or thereto and delivered to the other Party hereto or thereto.

(2)           This Agreement, any SOWs, and the exhibits, schedules, and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments, and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(3)           Each Party hereto represents, as follows:

(i)         It has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver, and perform this Agreement; and

(ii)        This Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement enforceable in accordance with the terms hereof.

(b)         Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any OCWEN indemnitee or ALTISOURCE indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto or thereto and are not intended to confer upon any Person, except the Parties hereto or thereto any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action, or other right in excess of those existing without reference to this Agreement.

(c)         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) upon receipt if delivered personally or if mailed by registered or certified mail, return receipt requested and postage prepaid; or (b) at noon on the business day after dispatch if sent by a nationally recognized overnight courier; and (c) when (a) or (b) has occurred and a copy is sent and received by e-mail to: ContractManagement@ocwen.com or ContractManagement@altisource.com, as applicable. All notices shall be delivered to the following address and e-mail address (or at such other address a Party may specify by like notice):

If to OCWEN, to:

Ocwen Mortgage Servicing, Inc.

402 Strand St.

Frederiksted, VI 00840-3531

Attention: Corporate Secretary

With a cc to: ContractManagement@ocwen.com

If to ALTISOURCE to:

Altisource Solutions S.à r.l.

291, route d’Arlon

L-1150 Luxembourg

Luxembourg

Attention: Corporate Secretary

With a cc to: ContractManagement@altisource.com

(d)         Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner materially adverse to either Party. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

(e)         Headings. The article, section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)         Waivers of Default. Waiver by any Party hereto of any default of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

(g)         Specific Performance. Notwithstanding the procedures set forth in Section 9, in the event of any actual or threatened default or breach of any of the terms, conditions, and provisions of this Agreement, the Party or Parties who are to be hereby or thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other Party or Parties shall not oppose the granting of such relief. The Parties to this Agreement agree that the remedies at law for any breach or threatened breach hereof or thereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

(h)         Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented, or modified by any Party hereto or thereto, unless such waiver, amendment, supplement, or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement, or modification.

(i)         Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein, and “herewith,” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement (including all of the schedules, exhibits, and appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule, and Appendix references are to the articles, sections, exhibits, schedules, and appendices of or to this Agreement, unless otherwise specified. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented, or otherwise modified from time to time. The word “including,” and words of similar import, when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. There shall be no presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any such provision.

(Signature Page to Follow)

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Support Services Agreement to be executed as of the date first written above by their duly authorized representatives.

OCWEN MORTGAGE SERVICING, INC.

By	/s/ Paul A. Koches
	Name:	Paul A. Koches
	Title:	Executive Vice President,
General Counsel and Secretary

ALTISOURCE SOLUTIONS S. À R.L.

By	/s/ Kevin J. Wilcox
	Name:	Kevin J. Wilcox
	Title:	Manager

SCHEDULE I

OCWEN-PROVIDED SERVICES

Services Provided	Service Period	Service Fee
FINANCE AND ACCOUNTING Services Provided: • Corporate Accounting • Accounts Payables • Accounts Receivables • Corporate Secretary Support • Financial Reporting • Payroll Services • Tax • Treasury	the Term	Fully Allocated Cost

HUMAN RESOURCES

Services Provided:

• Benefits Administration

• Employee and Contractor On-boarding

• Employee Engagement

• HR Administration

• HR Strategy and Consulting

• HRIS Administration and Reporting

• Performance Management Platforms

• Personnel Files

• Recruiting

• Salary Administration

• Training and Compliance Support

	the Term	Fully Allocated Cost

Services Provided	Service Period	Service Fee
LAW Services Provided: • Contract Review Services • Corporate Governance Services • Intellectual Property Maintenance Services • Litigation Management • Regulatory Compliance Services	the Term	Fully Allocated Cost
RISK MANAGEMENT Services Provided: • Internal Audit • SOX Compliance and SAS 70 • Business continuity and SAS 70 • Six Sigma	the Term	Fully Allocated Cost
OTHER OPERATIONS SUPPORT Services Provided: • Capital Markets • Modeling • Quantitative Analytics • General Business Consulting	the Term	Fully Allocated Cost

SCHEDULE II

ALTISOURCE-PROVIDED SERVICES

Services Provided	Service Period	Service Fee
CONSUMER PSYCHOLOGY Services Provided: • Scripting Support • Staffing Models • Training Development • User and Task Analysis	the Term	Fully Allocated Cost
CORPORATE SERVICES Services Provided: • Facilities Management • Mailroom Support • Physical Security • Travel Services	the Term	Fully Allocated Cost

FINANCE AND ACCOUNTING

Services Provided:

• Accounting Services and Reporting

• Accounts Payables

• Accounts Receivables

• Corporate Secretary Support

• Financial Reporting

• Payroll Services

• Tax

• Treasury

	the Term	Fully Allocated Cost

Services Provided	Service Period	Service Fee

HUMAN RESOURCES

Services Provided:

• Benefits Administration

• Employee and Contractor On-boarding

• Employee Engagement

• HR Administration

• HR Strategy and Consulting

• HRIS Administration and Reporting

• Performance Management Platforms

• Personnel Files

• Recruiting

• Salary Administration

• Training and Compliance Support

	the Term	Fully Allocated Cost
RISK MANAGEMENT Services Provided: • Internal Audit • SOX Compliance and SAS 70 • Business continuity and SAS 70 • Six Sigma	the Term	Fully Allocated Cost
OTHER OPERATIONS SUPPORT Services Provided: • Capital Markets • Modeling • Quantitative Analytics • General Business Consulting	the Term	Fully Allocated Cost